As filed with the Securities and Exchange Commission on January 10, 1997.
                          Registration No.____________
    ----------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              LADD FURNITURE, INC.
               (Exact name of issuer as specified in its charter)

                            North Carolina 56-1311320
                (State or other jurisdiction of (I.R.S. Employer
               incorporation or organization) Identification No.)

                           One Plaza Center, Box HP-3
                      High Point, North Carolina 27261-1500
               (Address of principal executive offices) (Zip Code)


                              LADD FURNITURE, INC.
                  RETIREMENT SAVINGS PLAN FOR HOURLY EMPLOYEES
                            (Full title of the plan)

                              William S. Creekmuir
                 Executive Vice President, Secretary, Treasurer
                           and Chief Financial Officer
                              LADD Furniture, Inc.
                           One Plaza Center, Box HP-3
                      High Point, North Carolina 27261-1500
                                 (910) 889-0333
            (Name, address and telephone number of agent for service)

                                    Copies to
                             Robert E. Esleeck, Esq.
                             Petree Stockton, L.L.P.
                             1001 West Fourth Street
                       Winston-Salem, North Carolina 27101

Approximate date of proposed commencement of sales pursuant to the plan:
Promptly after the effectiveness of this Registration Statement.
               ---------------------------------------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title of Securities               Amount to be               Proposed Maximum        Proposed Maximum           Amount of
      to be Registered                  Registered                 Offering Price        Aggregate Offering      Registration Fee
                                                                      Per Share                 Price
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           300,000 shares                $15.4375(1)             $4,631,250               $1,403.41
$0.30 par value
====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee. The maximum offering price per share is based upon the average of the high and low sales prices of the common stock on January 7, 1997.

                                     PART I

                    INFORMATION REQUIRED IN THE SECTION 10(a)
                                   PROSPECTUS

Item 1.  Plan Information *

Item 2.  Registrant Information and Employee Plan Annual Information *

         * The documents containing the information required by Part I of Form S-8 will not be filed with the Commission as part of this Registration Statement.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

         The following documents filed by LADD Furniture, Inc. (the "Company") with the Securities and Exchange Commission are incorporated in this Registration Statement by reference: (i) the Annual Report of the Company filed on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the year ended December 30, 1995, containing audited consolidated financial statements for the fiscal year of the Company then ended; (ii) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 30, 1996, June 29, 1996 and September 28, 1996; and (iii) the description of the common stock of the Company contained in the Registration Statement of the Company filed on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports which have been filed for the purpose of updating such description. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4. Description of Securities

         Not Applicable.


Item 5. Interests of Named Experts and Counsel

         Certain legal matters in connection with this offering will be passed upon for the Company by Petree Stockton, L.L.P., Winston-Salem, North Carolina. Petree Stockton, L.L.P. serves as general counsel to the Company and has received and is expected to receive payment for legal services rendered or to be rendered on an ongoing basis to the Company. As of December 31, 1996, attorneys at Petree Stockton, L.L.P. owned 12,262 shares of the common stock of the Company.


Item 6. Indemnification of Directors and Officers

         Article VII of the Company's bylaws provides for the indemnification of officers and directors to the fullest extent permitted under North Carolina corporate law, as follows:

                                   ARTICLE VII

                                         INDEMNIFICATION AND REIMBURSEMENT
                                             OF DIRECTORS AND OFFICERS

                  1.       Indemnification for Expenses and Liabilities.

                           (a) Any person who at any time serves or has served:
         (1) as a director, officer, employee or agent of the Corporation, (2) at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (3) at the request of the Corporation as a trustee or administrator under an employee benefit plan, shall have a right to be indemnified by the Corporation to the fullest extent from time to time permitted by law against Liability and Expenses in any Proceeding (including without limitation a Proceeding brought by or on behalf of the Corporation itself) arising out of his status as such or activities in any of the foregoing capacities or results from him being called as a witness at a time when he was not a named defendant or respondent to any Proceeding.

                           (b) The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification required by this provision, including, without limitation, to the extent needed, making a good faith evaluation of the manner in which the claimant for indemnity acted and of the reasonable amount of indemnity due him.

                           (c) Any person who at any time serves or has served in any of the aforesaid capacities for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the rights provided for herein. Any repeal or modification of these indemnification provisions shall not affect any rights or obligations existing at the time of such repeal or modification. The rights provided for herein shall inure to the benefit of the legal representatives of any such person and shall not be exclusive of any other rights to which such person may be entitled apart from this provision.

                           (d) The rights granted herein shall not be limited by the provisions contained in Sections 55-8-51 through 55-8-56 of the North Carolina Business Corporation Act or any successor to such statutes.

                  2. Advance Payment of Expenses. The Corporation shall (upon receipt of an undertaking by or on behalf of the Director, officer, employee or agent involved to repay the Expenses described herein unless it shall ultimately be determined that he is not entitled to be indemnified by the Corporation against such Expenses) pay Expenses incurred by such Director, officer, employee or agent in defending a Proceeding or appearing as a witness at a time when he has not been named as a defendant or a respondent with respect thereto in advance of the final disposition of such Proceeding.

                  3. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, or other enterprise or as a trustee or administrator under an employee benefit plan against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

                  4. Definitions. The following terms as used in this Article shall have the following meanings. "Proceeding" means any threatened, pending or completed action, suit, or proceeding and any appeal therein (and any inquiry or investigation that could lead to such action, suit, or proceeding), whether civil, criminal, administrative, investigative or arbitrative and whether formal or informal. "Expenses" means expenses of every kind, including counsel fees. "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), reasonable expenses incurred with respect to a Proceeding and all reasonable expenses incurred in enforcing the indemnification rights provided herein. "Director," "officer," "employee," and "agent" include the estate or personal representative of a Director, officer, employee, or agent. "Corporation" shall include any domestic or foreign predecessor of this Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.


Item 7. Exemption from Registration Claimed

         Not Applicable.

Item 8. Exhibits

         The following exhibits, listed in accordance with the number assigned to each in the exhibit table of Item 601 of Regulation S-K, are included in Part II of this Registration Statement. Exhibit numbers omitted are not applicable.

Exhibit No.     Exhibits

     4          LADD Furniture, Inc. Retirement Savings Plan for Hourly Employees.

     5          Form of legal opinion of Petree Stockton, L.L.P. with respect to the legality of the securities being registered hereunder.

     24.a       Consent of KPMG Peat Marwick LLP.

     24.b       Consent of Petree Stockton, L.L.P. (Contained in their opinion filed as
                Exhibit 5 hereto.)



Item 9. Undertakings

     The undersigned Registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of High Point, State of North Carolina, on December 31, 1996.

                         LADD FURNITURE, INC.


                         By       s/ William S. Creekmuir
                                  ------------------------------------------
                                  William S. Creekmuir, Executive Vice
                                  President, Secretary, Treasurer and Chief
                                  Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                   Signature                                       Title                          Date

s/ Richard R. Allen
_____________________________                     Chairman of the Board and                December 31, 1996
Richard R. Allen                                  Director

s/ William B. Cash
_____________________________                     Director                                 December 31, 1996
William B. Cash

s/ James H. Corrigan, Jr.
_____________________________                     Director                                 December 31, 1996
James H. Corrigan, Jr.

s/ O. William Fenn, Jr.
_____________________________                     Director                                 December 31, 1996
O. William Fenn, Jr.

s/ L. Glenn Orr
_____________________________                     Director                                 December 31, 1996
L. Glenn Orr

s/ Don A. Hunziker
_____________________________                     Director                                 December 31, 1996
Don A. Hunziker

s/ Dr. Thomas F. Keller
_____________________________                     Director                                 December 31, 1996
Dr. Thomas F. Keller

s/ Fred L. Schuermann, Jr.
_____________________________                     President, Chief Executive               December 31, 1996
Fred L. Schuermann, Jr.                           Officer and Director

s/ William S. Creekmuir
_____________________________                     Executive Vice President,                December 31, 1996
William S. Creekmuir                              Secretary, Treasurer and
                                                  Chief Financial Officer

s/ Daryl B. Adams
_____________________________                     Vice President, Corporate                December 31, 1996
Daryl B. Adams                                    Controller and Chief
                                                  Accounting Officer

